Exhibit 10.4
INTELLECTUAL PROPERTY ASSIGNMENT
     This Intellectual Property Assignment (the “Assignment”) is entered into as of September 15, 2006 (the “Signing Date”), to be effective as of July 1, 2006 (the “Effective Date”), by and between Trade Source International, Inc., a Delaware corporation (“TSI”) and Robert W. Lackey, as an individual (“Mr. Lackey”), Robert W. Lackey, Jr. (“Lackey Jr.”), RWL Corporation, f/k/a Robert W. Lackey Corporation, a North Carolina corporation (“RWL Corporation”), and R.L. Products Corporation, a Georgia corporation (“R.L. Products”) (Mr. Lackey, Lackey, Jr., RWL Corporation and R.L. Products collectively referred to as the “Lackey Entities”).
RECITALS
     Pursuant to that certain Stock Purchase Agreement (the “Stock Purchase Agreement”) dated as of the Signing Date, Mr. Lackey has sold to TSI all of the outstanding capital stock in MARKETING IMPRESSION, INC., a Georgia corporation (“MI”), which is the owner of a 50% interest in Prime/Home Impressions, LLC (“PHI”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Stock Purchase Agreement.
     Pursuant to the terms of the Stock Purchase Agreement, Mr. Lackey has agreed to cause the transfer to TSI all right, title and interest in and to the intellectual property rights owned by the Lackey Entities that are used in any Fan Accessories that were, are, or have been conceived to be manufactured, marketed or sold in connection with the Business as conducted by PHI and/or MI, including without limitation those listed in attached Exhibit A (collectively, the “Intellectual Property”).
     NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Assignment. The Lackey Entities do hereby, without reservation, irrevocably:
a.	sell, assign, transfer and convey to TSI, and its successors and assigns, all of their right, title and interest (past, present, future, and throughout the world) in and to (i) the Intellectual Property, together with all corresponding goodwill and any patents and patent applications, trademark registrations and applications, and registered copyrights and copyright applications covering same; (ii) the legal files and drawings related to same; and (iii) the right to sue for any past, present or future infringement or violation of the Intellectual Property transferred hereby; and

b.	acknowledge that, except as set forth in the Stock Purchase Agreement, the Shareholder Non-Competition Agreement and the RLJ Non-Competition Agreement, the Lackey Entities shall hereafter have no ownership, license rights, right to use, or any other right, title or interest in or to any part of the Intellectual Property.
2.	Further Assurances. The Lackey Entities shall, without charge to TSI but at TSI’s expense, perform such acts as TSI may reasonably request to vest title to the Intellectual Property in TSI. In addition, by no later than one (1) week after the Signing Date, the Lackey Entities shall cease all use of the Intellectual Property except to the extent such use may be permitted under the Stock Purchase Agreement, the Shareholder Non-Competition Agreement or the RLJ Non-Competition Agreement.

3.	Representations and Warranties. The Lackey Entities jointly and severally represent and warrant that:
a.	they have not executed, and will not execute, any agreement in conflict herewith;

b.	the information listed in attached Exhibit A is true and correct in all material respects; and

c.	RWL Corporation and R.L. Products are corporations duly organized, validly existing and in good standing under the laws of the State of North Carolina and the State of Georgia, respectively, and have all requisite corporate power and authority to own their assets and to conduct their business as currently conducted.
4.	Miscellaneous.
a.	Entire Agreement. This Assignment and the Stock Purchase Agreement constitute the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

b.	Succession and Assignment. This Assignment shall be binding upon and inure to the benefit of the parties named herein and their respective successors and assigns.

c.	Counterparts. This Assignment may be executed in one or more counterparts (including by means of facsimile or electronic mail), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

d.	Governing Law. This Assignment shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State Delaware.

e.	Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in New Castle County, Delaware, in any action or proceeding arising out of or relating to this Assignment and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

f.	Amendments and Waivers. No amendment of any provision of this Assignment shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any provision of this Assignment or of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

g.	Construction. The parties have participated jointly in the negotiation and drafting of this Assignment. In the event an ambiguity or question of intent or interpretation arises, this Assignment shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Assignment.
* * * *

     IN WITNESS WHEREOF, the parties have executed this Intellectual Property Assignment and caused the same to be duly delivered on their behalf as of the Signing Date.

TSI: TRADE SOURCE INTERNATIONAL, INC.
By:	/s/ Marcus Scrudder
	Name:	Marcus Scrudder
	Title:	Chief Financial Officer

LACKEY ENTITIES: RWL CORPORATION
By:	/s/ Robert Lackey
	Name:	Robert Lackey
Title:

R.L. PRODUCTS CORPORATION
By:	/s/ Robert Lackey
	Name:	Robert Lackey
Title:

/s/ Robert W. Lackey
ROBERT W. LACKEY, an individual

/s/ Robert W. Lackey Jr.
ROBERT W. LACKEY, JR., an individual